Exhibit 23.1

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Post-effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-68019) and related Prospectus of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) for the registration of 36,420,655 shares of its common stock and 15,673,524 shares of its 8% cumulative convertible exchangeable preferred stock, and to the incorporation by reference therein of our report dated February 5, 1999 (except for Note 3, as to which the date is February 11, 1999 and Notes 1 and 5, as to which the date is February 25, 1999), with respect to the consolidated financial statements and schedule of Marvel Enterprises, Inc. for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP



New York, New York
August 10, 1999